Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Company’s Registration Statements on Form S-8 (Registration Numbers 333-11669, 333-42403, 333-130077 and 333-164687) and on Form S-3 (Registration Number 333-181056), of our reports dated March 11, 2014, on our audit of the financial statements and financial statement schedule of CPI Aerostructures, Inc. as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011, and the effectiveness of internal control over financial reporting of CPI Aerostructures, Inc. appearing in the 2013 Annual Report on Form 10-K of CPI Aerostructures, Inc.

/s/ CohnReznick LLP
Jericho, New York
March 11, 2014